Exhibit 10(o)

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (this “Agreement”) is made as of the 1st day of October, 2005 (the “Effective Date”), by and between B. F. SAUL REAL ESTATE INVESTMENT TRUST, a Maryland real estate investment trust (“Owner”), and B. F. SAUL PROPERTY COMPANY, a Maryland corporation (“Developer”).

A. Owner intends to design, finance, demolish, develop, construct, renovate, own, manage, acquire, lease, operate and maintain the parcels of real property and improvements, if any thereon, listed on Exhibit A attached hereto, which exhibit may be amended from time to time pursuant to the terms of this Agreement (each, a “Project,” and collectively, the “Projects”).

B. Developer has experience in the acquisition, management, development and disposition of real property similar to the Projects.

C. Owner desires to engage the services of Developer in connection with the management, development and disposition of the Projects, and the acquisition of other parcels of real property that may become Projects pursuant to this Agreement (each a “Potential Project”).

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, Owner and Developer hereby agree as follows:

1. Agreement to Act as Developer. (a) Owner hereby retains Developer, and Developer hereby agrees to serve, as provider of the development-related services set forth in this Agreement with respect to the Potential Projects and the Projects for the Term (as defined in Section 9) upon the terms and conditions hereinafter set forth.

(b) The list of Projects in Exhibit A hereto shall be amended from time to time by mutual agreement of Owner and Developer, and each such amendment shall be evidenced by the execution by Owner and Developer of two copies of a Development Agreement Amendment Certificate (a form of which is attached hereto as Exhibit B).

2. Potential Projects. At the request of Owner, Developer shall assist Owner with the identification and acquisition of Potential Projects from time to time. Developer shall provide Owner with a monthly statement of Developer’s personnel costs and related overhead in connection with the performance of Developer’s obligations under this Section 2, which monthly statement shall be accompanied by evidence reasonably satisfactory to Owner of such costs. Owner shall pay to Developer the full amount of such costs promptly after receipt of such monthly statement.

3. Management and Development Services.

(a) Developer shall supervise and be responsible for the management and maintenance of those Projects Owner elects to maintain as raw land (and, with Owner’s consent, the disposition thereof (including via condemnation)), and for the development and construction of the Projects Owner elects to develop, in accordance with the terms of this Agreement, and shall perform the services and carry out the responsibilities with respect to the Projects as described herein, and such additional duties as are reasonably within the general scope of such services and responsibilities and are designated from time to time by Owner.

(b) Developer’s services shall be performed in the name and on behalf of Owner, in accordance with the Budgets (as defined below) of Owner, and shall consist of the following duties:

(i) Negotiate and cause to be executed in the name and on behalf of Owner agreements for the maintenance of raw land Projects in a safe and clean condition and in accordance with applicable laws and regulations, and (with Owner’s consent) for the disposition of such raw land (including via condemnation);

(ii) Negotiate and cause to be executed in the name and on behalf of Owner agreements for architectural, engineering, testing and consulting services for the Projects, and any agreements for the construction of any improvements to be constructed or installed by Owner or the furnishing of any supplies, materials, machinery or equipment therefore, or any amendments thereof;

(iii) Assist Owner in dealing with neighborhood associations or groups, local organizations, abutting land owners and other parties interested in the development of the Projects;

(iv) Establish and implement appropriate administrative and financial controls for the design and construction of the Projects, including but not limited to:

(A) coordination and administration of the architect, the general contractor and other contractors, professionals and consultants employed in connection with the design of the Projects;

(B) administration of any construction contracts on behalf of Owner;

(C) participation in conferences and the rendering of such advice and assistance as will aid in developing economical, efficient and desirable design and construction procedures;

(D) the rendering of advice and recommendations as to the selection procedures for, and selection of, subcontractors and suppliers;

(E) the review and submission to Owner and, if required under the applicable loan documents, any lender financing the development of the Projects, for approval of all requests for payments under any architectural agreement or general contractor’s agreement;

(F) applying for and maintaining in full force and effect any and all governmental permits and approvals required for the lawful development, construction and operation of the Projects;

(G) compliance with all terms and conditions applicable to Owner or the Projects contained in (i) any governmental permit or approval required or obtained for the lawful construction and operation of the Projects, (ii) any surety bonds or other similar guaranties (e.g., completion guaranties) obtained in connection with the Projects, (iii) any applicable loan documents, or (iv) any applicable law, order or regulation;

(H) keeping Owner fully informed on a regular basis of the progress of the design and construction of the Projects, including the preparation of such reports as are provided for herein or as may reasonably be requested by Owner;

(I) giving or making Owner’s instructions, requirements, approvals and payments provided for in the agreements with the architect, general contractor, and other contractors, professionals and consultants retained for the Projects; and

(J) at Owner’s expense, filing on behalf of, and as the attorney-in-fact for, Owner, any notices of completion required or permitted to be filed upon the completion of any improvements and taking such actions as may be required to obtain any certificates of occupancy or equivalent documents required to permit the occupancy of dwelling units and other spaces in the Projects;

(v) Inspect the progress of the course of construction of the Projects, including verification of the materials and labor being furnished to and on such construction so as to be fully competent to approve or disapprove requests for payment made by the architect, the general contractor or any other parties with respect to the design and construction of the Projects, and in addition verify that the construction is being carried out substantially in accordance with the plans and specifications approved by Owner or, in the event that the same is not being so carried out, to promptly so notify Owner;

(vi) If requested to do so by Owner, perform on behalf of Owner all obligations of Owner with respect to the design and construction of the Projects contained in any loan agreement or related agreement entered into in connection with any financing for the Projects and in any agreement entered into with any governmental body or agency relating to the terms and conditions of such construction, provided that copies of such agreements have been provided by Owner to Developer or Owner has otherwise notified Developer in writing of such obligations;

(vii) To the extent requested to do so by Owner, prepare and distribute to Owner a critical path schedule and periodic updates thereto, as necessary, to reflect any material changes, but in any event not less frequently than quarterly; other design or construction cost estimates as required by Owner; and financial accounting reports, including monthly progress reports on the quality, progress and cost of construction and recommendations as to the drawing of funds from any construction loans arranged by Owner to cover the cost of design and construction of the Projects;

(viii) Assist Owner in obtaining, maintaining, and complying with insurance coverage for the Projects, Owner and its employees in accordance with any insurance schedule approved by Owner;

(ix) Comply and assist Owner to comply with all applicable laws, ordinances, orders, rules, regulations and requirements (hereinafter called “laws”) of all Federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction over the Projects, or any other body exercising functions similar to those of any of the foregoing, which may be applicable to the Projects or any part thereof. Any such compliance undertaken by Developer on behalf of and in the name of Owner, in accordance with the provisions of this Agreement, shall be at Owner’s expense. Developer shall endeavor to ensure that all agreements between Owner and independent contractors will comply with all such applicable laws;

(x) Coordinate and administer the design and construction of all improvements to the extent required to be constructed or furnished by Owner under any leases or other agreements;

(xi) Use commercially reasonable efforts to accomplish the timely completion of the Projects in accordance with applicable laws, other agreements entered into by Owner, the approved plans and specifications and the time schedules for such completion approved by Owner;

(xii) At the direction of Owner, implement any decisions of Owner made in connection with the design, development and construction of the Project or any policies and procedures relating thereto; and

(xiii) Perform and administer any and all other services and responsibilities of Developer that are set forth in any other provisions of this Agreement, or that are requested to be performed by Owner and are within the general scope of the services described herein.

4. Leasing Services

(a) For office, retail, industrial and residential Projects, until such Project is fully leased (or at such earlier time as may be set forth in the applicable portion of Exhibit A), Developer will perform the usual and customary duties and functions of an exclusive leasing agent for the Projects in a faithful and diligent manner and shall use the diligent efforts of its organization to obtain tenants, and to negotiate leases with such tenants, for the Projects. Developer’s leasing responsibilities shall include the following services:

(i) Prepare a study of the Project market area and prepare a marketing plan for the Project.

(ii) Install appropriate signage on the Project.

(iii) Obtain and investigate prospective tenants for the Project and obtain references, business plans and credit reports on such prospective tenants.

(iv) Meet with Owner on a regular basis to keep Owner apprised of the progress of the leasing activities and to review and approve prospective tenants for the Projects.

(v) Introduce the Projects to the brokerage community and mail promotional material to prospective tenants and brokers.

(b) Upon the mutual agreement of Owner and Developer, Owner may retain another brokerage firm to act as an exclusive leasing agent (hereafter referred to as an “Other Lease Agent”) for the procurement of leases for new tenants at the Project. Developer will coordinate the activities of any Other Lease Agent and advise Owner regarding the proposed leases obtained by any Other Lease Agent.

5. Limitations and Restrictions

Notwithstanding any other provisions of this Agreement, Developer shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, or incur any obligation with respect to any of the following matters unless and until the same has been approved in writing by Owner:

(a) Approval of any construction and architectural contracts and any architectural plans, specifications and drawings prior to the construction and/or alteration of any improvements contemplated thereby, except for such matters as may be expressly delegated in writing to Developer by Owner;

(b) Acceptance or implementation of any proposed change in the work of the construction of the Projects, or in the plans and specifications therefor as previously approved, or in the cost thereof, or any change that would affect the design, cost, value or quality of the Projects, except for such matters as may be expressly delegated in writing to Developer by Owner;

(c) Any expenditure the cost of which would vary from the amount provided for such expenditure in the applicable Budget by more than $10,000 or ten percent (10%), provided that the prior approval of Owner shall not be required (i) for monthly or recurring expenses and bills, such as utilities, mortgage payments, management compensation, compensation of on-site employees, normal monthly recurring expenses such as, but not limited to, trash removal, routine equipment maintenance and repairs, janitorial service and the like, (ii) for payments to any reserve and replacement or other escrow account, (iii) in the event emergency repairs are required to protect the Property from damage, to mitigate further damage or to avoid the suspension of necessary services to tenants (provided Developer promptly notifies Owner of the nature and approximate cost of any such emergency repair, in no event later than three (3) business days after authorizing such repair);

(d) If the partial or complete performance of any duty of Developer set forth in this Agreement is beyond the reasonable control of Developer, Developer shall nonetheless be obligated (i) to use commercially reasonable efforts to perform such duty, and (ii) to promptly notify Owner that the performance of such duty or any element thereof is beyond its reasonable control;

(e) Developer shall have the right to contract or otherwise deal with any Affiliate (as defined below) for the sale of goods or services to it or Owner if (i) the goods or services are reasonable for and necessary to Owner or the Projects, (ii) the fees, terms and conditions for the provision of such goods or services are at least as favorable to the Owner and the Projects as would be obtainable in an arm’s length transaction, and (iii) Developer provides prior notice of the proposed transaction to Owner. For purposes of this Agreement, “Affiliate” shall mean, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person or of an Affiliate of such person.

6. Budget; Accounts and Records.

(a) At least thirty (30) days prior to September 30 (with respect to those Projects Owner elects to maintain as raw land), and, with respect to any other Project, at such time as such Project is added to Exhibit A, Developer shall submit to Owner a proposed operating budget for each such Project (each, a “Budget”) for the fiscal year beginning the following October 1st (the “Fiscal Year”); provided, however, that in the case of a Project added to Exhibit A hereto after October 1 but prior to July 1, Developer shall deliver quarterly Budgets to Owner thirty (30) days prior to the next following January 1, March 1 and July 1 of the first year of the Term, as applicable. Each Budget shall set forth (as applicable) the milestones for the Project, and estimates of the total development costs and income for the Fiscal Year, as well as any operating and capital expenses for the Fiscal Year, including construction, tenant improvements, equipment, consultant’s fees, real estate taxes, utilities, mortgage payments, insurance premiums, employees’ salaries, maintenance expenses, reserves for replacement and other similar items. At the time Developer submits each Budget to Owner, Developer shall provide Owner with recommendations of any procedures that Developer deems advisable for the more efficient and economic management and operation of the Projects.

(b) Developer, on behalf of Owner, shall keep such books of account and other records as may be required and approved by Owner, including, but not limited to, records relating to the costs for which advances have been requested and/or received. Developer shall keep vouchers, statements, receipted bills and invoices and all other records, including change orders, in the form approved by Owner, covering all collections, if any, disbursements and other data in connection with the Projects prior to final completion of construction. All accounts and records relating to the Projects, including all correspondence, shall be surrendered to Owner upon demand without charge therefor.

(c) All books and records prepared or maintained by Developer shall be kept and maintained at all times at the place or places approved by Owner, and shall be available for and subject to audit, inspection and copying by Owner or any representative or auditor therefor or supervisory or regulatory authority during normal business hours.

7. Fees and Costs.

(a) Development Fee. For its services in connection with the development of the Projects and the supervision of the construction of the Projects, Developer shall earn and become entitled to a fee in the total amount of eight percent (8%) of the Total Development Cost for each Project (determined as provided in Section 7(f)), including personnel costs and related overhead (the “Development Fee”). The Development Fee for the Projects will be earned and payable on the tenth (10th) day of each month, as provided in the Budgets.

(b) Leasing Fees. For its services in connection with the leasing of the Projects, Developer shall earn and become entitled to the fees set forth in Exhibit C hereto. Such fees shall be calculated and deducted by Developer on a monthly basis from the gross rent potential of such leases as to a particular Project, until eighty-five percent (85%) of such Project as been leased, at which point such fees shall be calculated and deducted on a monthly basis from the gross rent actually collected.

(c) Tenant Construction Supervision Fee. If Developer, at Owner’s request, acts as construction supervisor with respect to tenant improvements, Developer shall be entitled to additional compensation of the greater of (i) one percent (2%) of the project costs, and (ii) the amount agreed to be paid to Owner by the applicable tenant in connection with the construction supervision services related to the work to be performed.

(d) Costs. On the basis of an operating schedule, job standards and wage rates previously approved by Owner, Developer shall select, employ, supervise and discharge all employees required to carry out its duties in connection with the Projects in accordance with the terms of this Agreement. Such personnel shall, in every instance, be employees of Developer, and compensation for the services of such employees (as evidenced by payroll documents, worker’s compensation and all other benefits, and direct overhead FICA, FUTA, health, etc.) shall be considered an expense of Owner and paid bi-weekly by Developer. In addition, Owner shall pay the apportioned salary and payroll charges of off-site personnel who provide special services to the Projects not normally provided by Developer, such as, but not limited to, mechanical specialists, engineers, architects, legal counsel, marketing specialists and dedicated project accountants, if applicable. Such persons shall be paid in accordance with Exhibit D hereto, but only if Owner shall have specifically requested such special services and shall have agreed to the charge for such services. The term “payroll charges” or “direct overhead” as used herein shall be deemed to include, but not be limited to, payroll taxes, unemployment insurance, worker’s compensation insurance, medical insurance, life insurance, pension charges, office rent, office operating expenses and employee recruitment costs (provided that Developer shall provide Owner annually with a schedule setting forth the percentage of costs of Developer’s worker’s compensation insurance program allocable to each Project and each property as to which Developer provides development and leasing services, and Owner shall be responsible only for the percentage of such costs allocable to the Projects).

(e) Developer shall not be liable to Owner or to others for any act or omission on the part of any on-site personnel hired by Developer in the name of Owner, or for any act or omission of any other person employed, retained, supervised, or contracted with by Developer on behalf of Owner, provided Developer has taken due professional care in the employment, retaining or contracting of said individuals or business entities and it is not grossly negligent or guilty of willful misconduct in its supervision of such individual or entities.

(f) For purposes of this Agreement, the Total Development Cost shall be determined as follows:

(i) The Total Development Cost shall be calculated by Owner on the basis of the actual development costs of the Projects incurred, as set forth in approved Budgets of Owner, through the end of the most recently completed fiscal year and projected to completion of the Projects.

(ii) Within sixty (60) days following the completion date of each Project (the “Completion Date,” as determined in Owner’s reasonable discretion), or upon such later date as Owner shall determine, Developer shall submit to Owner a proposed Total Development Cost based upon all actual development costs of the Project, exclusive of reserves, escrows and interest costs. Within sixty (60) days following the receipt of such proposal, Owner shall advise Developer of its determination of the final Total Development Cost (subject to adjustment from time to time within twelve (12) months of the Completion Date).

(iii) Once the Total Development Cost for a particular Project has been determined, the final Development Fee shall be calculated. To the extent that amounts previously paid by Owner shall exceed the amount of the Development Fee required to be paid pursuant to Section 7(a), Developer shall, within ten (10) days following notification of the amount of the Development Fee, return any excess to Owner. If the Development Fee as finally determined shall exceed the amount upon which the payments of prior installments of the Development Fee were based pursuant to Section 7(a), Owner shall, within ten (10) days following notification of the amount of the Development Fee, pay such additional amount to Developer.

(iv) Notwithstanding the foregoing, for purposes of determining the Development Fee, Total Development Cost shall not exceed 110% of the development costs set forth in the original approved Budget (less the amount of the fee itself), unless Owner shall determine that the increase in costs was beyond the control of Developer and that an increased Development Fee is reasonable and justified under the circumstances.

8. Termination for Default.

(a) Any of the following events constitutes an “Event of Default”:

(i) there is any intentional misconduct by Developer or Owner in the discharge of its duties and obligations hereunder, which misconduct continues for a period of thirty (30) days after written notice thereof by Owner; or

(ii) Developer or Owner fails to keep, observe, or perform any other material covenant, agreement, term, or provision of this Agreement required to be kept or observed or performed by Developer or Owner, respectively, which failure results in, or is likely to result in, a material detriment to the other party, or, in the case of a breach by

Developer, an impairment of the Projects, the Owner or its assets, and such failure shall continue for a period of thirty (30) days after written notice thereof by Owner or Developer, as applicable, or in the case of a default which, for causes beyond the applicable party’s reasonable control, cannot with due diligence be cured within such thirty (30) day period, for such additional period of time as may be necessary to cure such default after written notice thereof by Owner or Developer, as applicable, of its intention to cure such default and if during such period such party is diligently pursuing a cure of such default, provided such extended period shall not exceed ninety (90) days.

(b) If an Event of Default occurs, the non-defaulting party may terminate this Agreement, as to one or more of the Projects, upon ten (10) days’ prior written notice to the defaulting party.

(c) Owner may immediately terminate this Agreement, as to one or more of the Projects, without notice in the event Developer commits fraud, willful misconduct or any other act that results in material and permanent harm to Owner or the Projects, and that cannot be cured by the payment of money or the remedy of specific performance.

(d) This Agreement may be terminated, as to one or more of the Projects, upon not less than sixty (60) days’ written notice by either party without cause and such termination shall be effective as of midnight on the sixtieth (60th) day following receipt of such notice by the non-terminating party.

(e) Developer or Owner may terminate this Agreement as to a Project upon the sale or transfer of Owner’s interest in the Project, in which event this Agreement shall terminate upon the termination of Owner’s interest in the Project. In the event of such termination, Developer shall be entitled to payment of all fees earned through the date of termination. In the event Owner’s interest in the Project is transferred to an Affiliate of Owner, however, this Agreement shall continue in full force and effect between Developer and the new owner.

9. Term. This Agreement shall be effective as of the Effective Date, and, unless sooner terminated as provided herein, shall continue in full force and effect through September 30, 2006. If, during a particular year of the term of this Agreement, neither party terminates this Agreement, this Agreement shall automatically be extended for successive one-year periods subject to the terms and conditions contained herein.

10. Notices. Any notice required under the terms of this Agreement shall be valid if in writing and mailed by regular mail, postage prepaid, as follows:

If to Owner:

B. F. Saul Real Estate Investment Trust

7501 Wisconsin Avenue, Suite 1500 East

Bethesda, Maryland 20814-6522

Attn.: Legal Department

If to Developer:

B. F. Saul Property Company

7501 Wisconsin Avenue, Suite 1500 East

Bethesda, Maryland 20814-6522

Attn.: Legal Department

11. Effect of Termination. The termination of this Agreement, as to one or more of the Projects, for any reason shall not affect any right, obligation or liability that has accrued under this Agreement on or before the effective date of such termination. Upon termination of this Agreement, as to one or more of the Projects, Developer will cooperate with Owner and do all things reasonably necessary to achieve an efficient transition of the development of the applicable Projects without detriment to the rights of Owner, or to the continued development of such Projects. Without limiting the foregoing, upon such termination, Developer shall (i) assign to Owner or to such person or persons as Owner may direct, all service contracts, management agreements, and other agreements that Developer may have executed on behalf of the Owner, as authorized by this Agreement, and (ii) deliver to Owner or to such person or persons as Owner may direct all documents, permits, books, records and accounts, rent rolls, insurance policies, software licensed to such Projects, files and other material relating to such Projects in Developer’s possession, except that Developer shall have no obligation to deliver to Owner any proprietary information of Developer. All personal property of Owner, whether located at such Projects or elsewhere, shall be delivered to Owner or its representative or designee or as Owner otherwise directs. Within thirty (30) days after such termination, Developer shall deliver to Owner a final accounting to Owner in such form as requested by Owner.

12. Subordination. This Agreement is subject and subordinate to the lien, operation and effect of all mortgages, deeds of trust, or ground leases now or hereafter encumbering the Projects. This provision shall be self-executing, but Developer shall, upon request, execute such instruments as may be reasonably requested by Owner, or any mortgagee or lender, to evidence such subordination.

13. Estoppel Certificates. Each party hereto, at any time and from time to time during the term of this Agreement, shall promptly, but in no event later than ten (10) business days after written request by the other party hereto, execute, acknowledge and deliver to such requesting party or to any person designated by such requesting party, a certificate stating: (i) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and identifying the modification agreements); (ii) the date to which any sum due and payable pursuant to this Agreement has been paid; (iii) whether or not there is any existing default by either party hereto with respect to which a notice of default has been served, and if there is any such default, specifying the nature and extent thereto; (iv) whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and (v) any other information relating to this Agreement reasonably requested by the requesting party.

14. Representations.

(a) Developer represents, warrants and covenants as follows: (i) Developer has the full power and authority to enter into this Agreement; (ii) there are not written or oral agreements by Developer that will be breached by, or agreements in conflict with, Developer’s performance under this Agreement; (iii) where necessary, Developer will be duly licensed and able to perform all of the duties under this Agreement as of the Effective Date and throughout the term of this Agreement and shall comply with and abide by all laws, rules, regulations and ordinances pertaining thereto; and (iv) Developer has the experience necessary to perform the obligations required hereunder and it possesses the status and experience necessary for the provision of the services hereunder.

(b) Owner represents and warrants that Owner has the full power and authority to enter into this Agreement, and the person executing this Agreement on behalf of Owner is authorized to do so.

15. Miscellaneous.

(a) This Agreement represents the entire agreement between the parties and supersedes all prior oral and written proposals, communications, and agreements. This Agreement may be modified only by a written instrument signed by the parties hereto.

(b) This Agreement shall be for the benefit of, and binding upon, the heirs, successors, transferees, and assigns of the parties hereto. Neither party may assign this Agreement without the written consent of the other party.

(c) Except as required by law or the terms of any loan to which the Projects are subject, Developer shall not disclose to any third person financial or other information relating to this Agreement, the Projects or Owner.

(d) If the date by which or on which any act required to be performed under this Agreement falls on a non-business day, then such act shall be performed by or on the next following business day.

(e) Developer hereby agrees (and shall insert, to the extent practicable, in all agreements prepared or executed by it on behalf of Owner, a provision to the effect that) the officers, employees and shareholders of Owner shall not be personally liable thereunder and that the other parties shall look solely to the property of Owner for the payment of any claim thereunder.

(f) Nothing in this Agreement shall be construed as establishing a partnership or joint venture between Owner and Developer.

(g) This Agreement shall be governed by the laws of the State of Maryland, without giving effect to choice of law provisions that would result in the application of the law of any other jurisdiction.

16. Owner and Developer each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to the Projects that is caused by or results from risks insured under any insurance policies carried or required to be carried by Owner or Developer hereunder.

17. No Third-Party Beneficiaries. This Agreement is intended for the exclusive benefit of the parties hereto and shall not be for the benefit of, and shall not create any rights in, or be enforceable by, any other person.

18. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile) with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Development Agreement as of the date and year first above written.

OWNER:

B.F. SAUL REAL ESTATE INVESTMENT
TRUST, a Maryland real estate investment trust

By:	/s/ B. Francis Saul II
Name:	B. Francis Saul II
Title:	Chairman

DEVELOPER:

B. F. SAUL PROPERTY COMPANY, a Maryland corporation

By:	/s/ B. Francis Saul III
Name:	B. Francis Saul III
Title:	President

Exhibit A

The Projects

Exhibit B

Form of Development Agreement Amendment Certificate

DEVELOPMENT AGREEMENT AMENDMENT CERTIFICATE

This DEVELOPMENT AGREEMENT AMENDMENT CERTIFICATE (this “Certificate”) is made as of the     day of             , 200    , by B. F. SAUL REAL ESTATE INVESTMENT TRUST, an unincorporated business trust existing and operating under a declaration of trust governed by the laws of the State of Maryland (“Owner”), and B. F. SAUL PROPERTY COMPANY, a Maryland corporation (“Developer”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in that certain Development Agreement dated as of                 , 2005, by and between Owner and Developer, as modified, altered, supplemented or amended from time to time (the “Agreement”).

Owner and Developer hereby agree and certify that Exhibit A to the Agreement shall be amended to reflect the [removal][addition] of the real property located at                     (the “[Removed][Additional] Project”). From and after the date of this Certificate, the [Removed][Additional] Project shall be deemed [not] to be a “Project” for all purposes under the Agreement.

Except as specifically modified herein, the Agreement remains in full force and effect, unmodified and in accordance with its terms and provisions, and Owner and Developer hereby ratify and reaffirm each and all of the terms and provisions of the Agreement as modified hereby.

OWNER:

B.F. SAUL REAL ESTATE INVESTMENT
TRUST, a Maryland real estate investment trust

By:
Name:
Title:
Date:

DEVELOPER:

B. F. SAUL PROPERTY COMPANY, a Maryland corporation

By:
Name:
Title:
Date:

Exhibit C

Leasing Fees

	Developer’s Fee	Fees To Other Lease Agent
Developer as Exclusive Broker
New Leases	5.0% of rent collections**	None
Options	5.0% of rent collections**	None
Renewals	5.0% of rent collections**	None

Developer with Co-broker
New Leases	2.5% of rent collections**	Market rates and terms as approved by Owner
Options	2.5% of rent collections**	Market rates and terms as approved by Owner
Renewals	2.5% of rent collections**	Market rates and terms as approved by Owner

Developer with Other Lease Agent
New Leases	1.0% of rent collections**	Market rates and terms as approved by Owner
Options	1.0% of rent collections**	Market rates and terms as approved by Owner
Renewals	1.0% of rent collections**	Market rates and terms as approved by Owner

**	Rent collections from tenants of the Property shall include, but not necessarily be limited to, basic rent; prepaid rent; rent increases; and consumer price index adjustments.

Exhibit D

Services Beyond the Scope of the Basic Agreement

Bank Lock Box Service Charges	At cost

Long distance telephone charges for collections and other lease enforcement, postage and messenger or overnight deliveries	At cost

Labels for mailings	$10.00 + $.04 per unit per set of labels

Bulk Materials reproduced at Developer’s offices	$.15 per copy

Accrual accounting statements	If requested, fee shall be negotiated between Developer and Owner
Developer’s or Accountant’s time for performance of items beyond the scope of this Agreement	$80.00/hr.

Developer’s Chief Engineer licensed Stationary Engineering and to oversee or trouble shoot mechanical systems as required	$75.00/hr.

Administrative Assistant’s time for performance beyond the scope of this Agreement	$22.00/hr.

Developer, Accountant, or Collection Manager - court appearances, depositions, warranty work beyond the scope of this Agreement	$80.00/hr.

Director of Property Management and/or Director of Operations’ time for performance of items beyond the scope of this Agreement; i.e., attendance at meetings, court appearances, depositions, warranty work

$120.00/hr.

Developer’s “in house” legal counsel	$200.00 per hour

*	All costs on this Schedule B are subject to annual adjustment as agreed upon by Owner and Developer.